Exhibit 99.1

SOUTHWEST AIRLINES ANNOUNCES TOM DOXEY AS EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

DALLAS—Feb. 10, 2025—Southwest Airlines Co. (NYSE: LUV) today announced that Tom Doxey has been named Executive Vice President & Chief Financial Officer effective March 10, bringing extensive experience in aviation finance, operations, and strategic transformation.

“Tom’s expertise in financial planning, fleet management, and operational leadership makes him a tremendous asset to our Executive Team as we drive progress on our transformational plan,” said Bob Jordan, President, Chief Executive Officer, & Vice Chairman of the Board of Directors at Southwest Airlines. “We are confident that his experience in strategic transformation will be an asset as he builds upon our financial strength, operational excellence, and our deep commitment to our Employees, the investment community, and our Shareholders.”

Doxey most recently served as President of Breeze Airways, where he led the airline through a successful transformation from a startup to profitability in under two years. Under his leadership, Breeze developed a strong guest-focused brand, launched a loyalty program and co-branded credit card, optimized its fleet and network, and became the largest NCAA basketball charter operator in the country.

Prior to Breeze, Doxey held several leadership roles at United Airlines, including Senior Vice President of Technical Operations and CFO of Operations. At United, he oversaw global maintenance, supply chain, and engineering teams, managing a $5 billion budget and leading strategic initiatives, including a complex aircraft storage program during the global pandemic. He also led United’s fleet transactions and planning teams and had financial oversight for United’s $18 billion operations budget.

Doxey’s aviation career began in financial planning and fleet management roles at Allegiant Air and US Airways, where he gained deep expertise in aircraft transactions, cost optimization, and corporate finance.

Doxey holds a Master of Business Administration from Arizona State University and a Bachelor of Arts in Public Relations from Brigham Young University. He serves on the Advisory Board for BYU’s Marriott School of Business and is a board member of the Aviation Maintenance Council. A former collegiate baseball player, he was recognized as an Academic All-Conference athlete.

ABOUT SOUTHWEST AIRLINES CO.

Southwest Airlines Co. operates one of the world’s most admired and awarded airlines, offering its one-of-a-kind value and Hospitality at 117 airports across 11 countries. Southwest took flight in 1971 to democratize the sky through friendly, reliable, and low-cost air travel and now carries more air travelers flying nonstop within the United States than any other airline1. By empowering its more than 72,0002 People to deliver unparalleled Hospitality, the maverick airline cherishes a passionate loyalty among more than 140 million Customers carried in 2024. Southwest leverages a unique legacy and mission to serve communities around the world including harnessing the power of its People and Purpose to put communities at the Heart of its success. Learn more by visiting Southwest.com/citizenship.

1.	Based on U.S. Dept. of Transportation quarterly Airline Origin & Destination Survey since Q1 2021

2.	Fulltime-equivalent active Employees

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